IMMEDIATE RELEASE

Media Contact:                                    Investor Relations Contact:
Lowell Weiner                                     Justin Victoria
(973) 660-5013                                    (973) 660-5340

                                  Wyeth Reports

                            Earnings Results for the

                        2003 Fourth Quarter and Full Year


Madison, New Jersey, January 22, 2004 - Wyeth (the Company) (NYSE: WYE) today reported results for the 2003 fourth quarter and full year. Worldwide net revenue increased 14% for the 2003 fourth quarter and 9% for the 2003 full year. Net revenue for both the fourth quarter and the full year reflects significant increases in pharmaceutical sales of Effexor(R) XR, Protonix(R), Enbrel(R) and Zosyn(R), which more than offset declines in the Premarin(R) family of products. Prevnar(R) sales for the full year also had significant growth. Consumer healthcare had a strong performance driven by higher sales of Centrum(R), Advil(R) and cough/cold/allergy products. Animal health benefited from higher sales of ProHeart(R) 6 and a full year of sales for the West Nile - Innovator(TM) vaccine. Excluding the impact of foreign exchange, worldwide net revenue increased 9% for the 2003 fourth quarter and 5% for the 2003 full year.

2003 Fourth Quarter Results
---------------------------
Net income, before certain significant items discussed below, decreased 7% to $801.7 million for the 2003 fourth quarter compared with $864.1 million in the prior year. Diluted earnings per share, before these items, decreased 8% to $0.60 compared with $0.65 in the prior year. The 2003 fourth quarter significant items included a special charge of $639.9 million ($466.4 million after-tax or $0.35 per share-diluted) for manufacturing restructuring and related asset impairments and the cost of debt extinguishment. Reported net income and diluted earnings per share for the 2003 fourth quarter were $335.3 million and $0.25, respectively, compared with $1,574.0 million and $1.18 in the prior year.

The decreases in net income and diluted earnings per share for the 2003 fourth quarter, before certain significant items, were due primarily to higher selling, general and administrative expenses and lower other income, net offset by higher net revenue and lower cost of goods sold, as a percentage of net revenue, and decreased interest expense. The lower other income, net was primarily a result of the Company completing the sale of certain of its assets relating to generic human injectables in the 2002 fourth quarter which resulted in a pre-tax gain of $172.9 million ($108.9 million after-tax or $0.08 per share-diluted). The lower cost of goods sold, as a percentage of net revenue, was due in part to the non-recurrence of certain additional costs that were incurred in 2002 to address various manufacturing issues and a slightly more profitable product mix in the 2003 fourth quarter. These improvements were partially offset by higher inventory write-offs in 2003, primarily related to the Premarin family of products, ReFacto(R) and FluMist(TM).

Certain Significant Items
-------------------------
As noted above, the Company recorded a special charge of $639.9 million ($466.4 million after-tax or $0.35 per share-diluted) in the 2003 fourth quarter for manufacturing restructuring, asset impairments and the cost of debt extinguishment. As a result of lower volume in the Premarin family of products, the Company has decided to close its pharmaceutical plant in Singapore and rationalize its network of collection sites for Premarin-related raw materials. Approximately $208.2 million ($185.8 million after-tax or $0.14 per share-diluted) of the charges relate to these issues. The remaining restructuring and asset impairment charges relate to the closing of the ReFacto manufacturing facility in St. Louis, Missouri, the write-off of certain rhBMP-2 manufacturing assets in Andover, Massachusetts, and the write-down of certain fixed and intangible assets related to FluMist. In addition, the 2003 fourth quarter includes a charge of $152.0 million ($98.8 million after-tax or $0.07 per share-diluted) related to the early extinguishment of debt in connection with the repurchase of Senior Notes announced in December 2003. The 2002 fourth quarter results included a special charge for restructuring and related asset impairments of $340.8 million ($233.5 million after-tax or $0.18 per share-diluted) and a gain of $1,454.6 million ($943.4 million after-tax or $0.71 per share-diluted) from the sale of 67,050,400 shares of Amgen common stock.

A reconciliation of net income before certain significant items and diluted earnings per share before certain significant items to net income and diluted earnings per share as reported under generally accepted accounting principles
(GAAP) is presented in the following table:

(In millions except per share amounts)
                                             Three Months Ended          Twelve Months Ended
                                          ------------------------     ------------------------
Item Description                          12/31/2003    12/31/2002     12/31/2003    12/31/2002
--------------------------------------    ----------    ----------     ----------    ----------
Net income before certain significant
  items(1)                                    $801.7        $864.1       $3,258.9      $2,962.6

Gains related to Immunex/Amgen
  common stock transactions(2)                   -           943.4          558.7       2,628.1

Diet drug litigation charges                     -             -         (1,300.0)       (910.0)

Special charges                               (466.4)       (233.5)        (466.4)       (233.5)
                                          ----------    ----------     ----------    ----------

As reported net income                        $335.3      $1,574.0       $2,051.2      $4,447.2
                                          ==========    ==========     ==========    ==========

Diluted earnings per share before
  certain significant items(1)                 $0.60         $0.65          $2.44         $2.22

Gains related to Immunex/Amgen
  common stock transactions(2)                   -            0.71           0.42          1.97

Diet drug litigation charges                     -             -            (0.97)        (0.68)

Special charges                                (0.35)        (0.18)         (0.35)        (0.18)
                                          ----------    ----------     ----------    ----------

As reported diluted earnings
  per share                                    $0.25         $1.18          $1.54         $3.33
                                          ==========    ==========     ==========    ==========

(1) The Company calculates net income before certain significant items by excluding the after-tax effect of items considered by management to be unusual from the net income reported under GAAP. The Company's management uses these measures to manage and evaluate the Company's performance and believes it is appropriate to disclose these non-GAAP measures to assist investors with analyzing business performance and trends. The additional diet drug charges increase the reserve balance for a continuing legal matter that first resulted in a charge in 1999 and have been excluded due to their nature and magnitude. The gains related to the Immunex/Amgen common stock transactions have been excluded due to the fact that the Company had not previously nor does it currently hold a position for investment purposes in an entity that, if acquired by another entity, would impact the Company's financial position or results of operations to the significant extent of the Immunex/Amgen common stock transactions. The special charges, which include costs related to manufacturing restructuring and asset impairments, have been excluded as the Company's management does not consider these charges to be recurring and therefore not indicative of continuing operating results. The remaining special charge, which consists of costs related to debt extinguishment, has been excluded due to its unusual one-time nature.

      These measures should not be considered in isolation or as a substitute for the results of operations and diluted earnings per share prepared in accordance with GAAP.

(2) The gains related to the Immunex/Amgen common stock transactions consist of the following:

      - $860.6 million ($558.7 million after-tax or $0.42 per share-diluted) recorded during the 2003 first quarter related to the gain on the sale of 31,235,958 shares of the Company's Amgen common stock holdings.

      - $1,454.6 million ($943.4 million after-tax or $0.71 per share-diluted) recorded during the 2002 fourth quarter relating to the gain on the sale of 67,050,400 shares of Amgen common stock. The gain was determined by comparing the basis of the shares sold, $1,782.7 million, to the net proceeds received, $3,250.8 million, reduced by certain related expenses.

      - $2,627.6 million ($1,684.7 million after-tax or $1.26 per share-diluted) recorded during the 2002 third quarter related to the acquisition of Immunex by Amgen. The gain represents the excess of $1,005.2 million in cash plus the fair value of 98,286,358 Amgen shares received, $2,500.1 million, over the Company's book basis of its investment in Immunex and certain transaction costs.


2003 Full Year Results
----------------------
Net income and diluted earnings per share, before certain significant items presented above, each increased 10% for the 2003 full year to $3,258.9 million and $2.44, respectively, compared with $2,962.6 million and $2.22 in the prior year. Reported net income and diluted earnings per share for the 2003 full year each decreased 54% to $2,051.2 million and $1.54, respectively, compared with $4,447.2 million and $3.33 in the prior year.

Higher net income for the 2003 full year, before certain significant items, was impacted by increases in net revenue and lower interest expense, partially offset by higher cost of goods sold, as a percentage of net revenue, due to a less profitable product mix and inventory write-offs related to ReFacto, the Premarin family of products and FluMist. Increases in 2003 net income were also offset by higher selling, general and administrative expenses and lower other income, net.

Segment Information
-------------------
The following table sets forth worldwide net revenue by reportable segment together with the percentage changes from the comparable period in the prior year:
                              Three Months            Twelve Months
                             Ended 12/31/03           Ended 12/31/03
                          --------------------     --------------------
Reportable Segment        ($ in 000's)     Inc     ($ in 000's)     Inc
-------------------       ------------     ---     ------------     ---

Pharmaceuticals            $ 3,456,477     14%      $12,622,678      8%
Consumer Healthcare            688,618     13%        2,434,542     11%
Animal Health                  188,315     11%          793,412     21%
                          ------------     ---     ------------     ---

Consolidated Total         $ 4,333,410     14%      $15,850,632      9%
                          ============     ===     ============     ===


     Pharmaceuticals
     ---------------
Worldwide pharmaceutical net revenue increased 14% for the 2003 fourth quarter and 8% for the 2003 full year due primarily to higher sales of Effexor XR, Protonix, Enbrel and Zosyn and increased alliance revenue offset, in part, by lower sales of the Premarin family of products. The 2003 full year net revenue increase was also due to higher sales of Prevnar offset, in part, by lower sales of Cordarone(R) I.V. (market exclusivity ended October 2002). Excluding the favorable impact of foreign exchange, worldwide pharmaceutical net revenue increased 9% for the 2003 fourth quarter and 4% for the 2003 full year.

     Consumer Healthcare
     -------------------
Worldwide consumer healthcare net revenue increased 13% for the 2003 fourth quarter and 11% for the 2003 full year. The increases were due primarily to higher sales of cough/cold/allergy products and Centrum. The 2003 full year net revenue increase was also attributable to higher sales of Alavert(TM) (introduced in the 2002 fourth quarter), Advil and Caltrate(R). Excluding the impact of foreign exchange, worldwide consumer healthcare net revenue increased 9% for the 2003 fourth quarter and 8% for the 2003 full year.

     Animal Health
     -------------
Worldwide animal health net revenue increased 11% for the 2003 fourth quarter and 21% for the 2003 full year due primarily to higher domestic sales of ProHeart 6 compared with the similar periods in the prior year which were impacted by significant ProHeart 6 product returns. The increase in net revenue for the 2003 full year was also due to higher domestic sales of the Company's West Nile - Innovator, a biological vaccine for horses. Excluding the favorable impact of foreign exchange, worldwide animal health net revenue increased 2% for the 2003 fourth quarter and 16% for the 2003 full year.

2004 Earnings Guidance
----------------------
The Company expects diluted earnings per share for 2004 will be $2.60 to $2.70. Net revenue growth for 2004 is expected to be 6% to 9% and gross margin is expected to be approximately 72% to 73%. Selling, general and administrative expenses are expected to increase at approximately the same rate as net revenue and research and development expenses are projected to grow at a low double-digit rate. Interest expense is projected to decline somewhat as compared with 2003.

Wyeth is one of the world's largest research-driven pharmaceutical and health care products companies. It is a leader in the discovery, development, manufacturing and marketing of pharmaceuticals, vaccines, biotechnology products and non-prescription medicines that improve the quality of life for people worldwide. The Company's major divisions include Wyeth Pharmaceuticals, Wyeth Consumer Healthcare and Fort Dodge Animal Health.

The statements in this press release that are not historical facts, including the entire section under the caption "2004 Earnings Guidance", are forward-looking statements based on current expectations of future events that involve risks and uncertainties including, without limitation, risks associated with the inherent uncertainty of the timing and success of pharmaceutical research, product development, manufacturing, commercialization, economic conditions including interest and currency exchange rate fluctuations, changes in generally accepted accounting principles, the impact of competitive or generic products, trade buying patterns, wars or terrorist acts, product liability and other types of lawsuits, the impact of legislation and regulatory compliance and obtaining reimbursement, favorable drug pricing, access and other approvals, environmental liabilities, and patent, and other risks and uncertainties, including those detailed from time to time in the Company's periodic reports, including current reports on Form 8-K, quarterly reports on Form 10-Q and the annual report on Form 10-K, filed with the Securities and Exchange Commission. Actual results may vary materially from the forward-looking statements. The Company assumes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

The Company will hold a conference call with research analysts at 8:00 a.m. Eastern Time today. The purpose of the call is to review the financial results of the Company for the fourth quarter and full year. Interested investors and others may listen to the call live or on a delayed basis through the internet webcast, which may be accessed by visiting the Company's website at www.wyeth.com and clicking on the "Investor Relations" hyperlink. Also, for recent announcements and additional information including product sales information, please refer to the Company's website.

The comparative results of operations are as follows:

(In thousands except per share amounts)
                                          Three Months Ended          Twelve Months Ended
                                       ------------------------    -------------------------
                                       12/31/2003    12/31/2002    12/31/2003    12/31/2002
                                       ----------    ----------    -----------   -----------
Net Revenue                            $4,333,410    $3,813,994    $15,850,632   $14,584,035

Cost of Goods Sold                      1,302,531     1,170,871      4,377,086     3,918,387

Selling, General and Administrative

   Expenses                             1,500,812     1,214,050      5,468,174     5,010,507

Research and Development Expenses         576,410       554,510      2,093,533     2,080,191

Interest Expense, Net                      25,958        40,726        103,140       202,052

Other Income, Net                         (62,965)     (227,743)      (332,264)     (382,931)


Gains related to Immunex/Amgen
   Common Stock Transactions                  -      (1,454,616)      (860,554)   (4,082,216)

Special Charges                           639,905       340,800        639,905       340,800

Diet Drug Litigation Charges                  -             -        2,000,000     1,400,000
                                       ----------    ----------    -----------   -----------


Income Before Federal and
   Foreign Taxes                          350,759     2,175,396      2,361,612     6,097,245

Provision for Federal
   and Foreign Taxes                       15,496       601,369        310,420     1,650,040
                                       ----------    ----------    -----------   -----------

Net Income (1)(3)                        $335,263    $1,574,027     $2,051,192    $4,447,205
                                       ==========    ==========    ===========   ===========


Basic Earnings Per Share                    $0.25         $1.19          $1.54         $3.35
                                       ==========    ==========    ===========   ===========

Average Number of Common Shares
   Outstanding During Each
      Period - Basic(2)                 1,332,603     1,326,420      1,330,276     1,325,577

Diluted Earnings Per Share(1)(3)            $0.25         $1.18          $1.54         $3.33
                                       ==========    ==========    ===========   ===========

Average Number of Common Shares
   Outstanding During Each
      Period - Diluted(2)               1,337,669     1,330,604      1,335,910     1,334,127



(1) Net income and diluted earnings per share for the 2003 fourth quarter were $335,263 and $0.25, respectively, compared with $1,574,027 and $1.18 in the prior year. The 2003 fourth quarter net income and diluted earnings per share included a special charge of $639,905 ($466,441 after-tax or $0.35 per share-diluted) related to manufacturing restructuring and related asset impairments and the cost of debt extinguishment. The 2002 fourth quarter net income and diluted earnings per share included a gain of $1,454,616 ($943,401 after-tax or $0.71 per share-diluted) from the sale of 67,050,400 shares of the Company's Amgen common stock holdings and a special charge for restructuring and related asset impairments of $340,800 ($233,500 after-tax or $0.18 per share-diluted. Excluding these items from both the 2003 and 2002 fourth quarter results, net income and diluted earnings per share for the 2003 fourth quarter decreased 7% and 8%, respectively.

      Net income and diluted earnings per share for the 2003 full year were $2,051,192 and $1.54 compared with $4,447,205 and $3.33 in the prior year. The 2003 full year net income and diluted earnings per share included a first quarter gain of $860,554 ($558,694 after-tax or $0.42 per share-diluted) from the sale of the remaining 31,235,958 shares of the Company's Amgen common stock holdings, a third quarter charge of $2,000,000 ($1,300,000 after-tax or $0.97 per share-diluted) related to the Redux and Pondimin diet drug litigation and the fourth quarter significant item described above. The 2002 full year results included a gain of $2,627,600 ($1,684,723 after-tax or $1.26 per share-diluted) related to the acquisition of Immunex by Amgen, an additional charge related to the Redux and Pondimin diet drug litigation of $1,400,000 ($910,000 after-tax or $0.68 per share-diluted) and the fourth quarter significant items described above. Excluding these items, net income and diluted earnings per share for the 2003 full year each increased 10%.

(2) The average number of common shares outstanding for diluted earnings per share is higher than for basic earnings per share due to the assumed conversion of outstanding stock options into common stock equivalents using the treasury stock method.

(3) Net income and diluted earnings per share have not been adjusted to reflect the impact of the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the Act), which was passed into law in December 2003. In accordance with applicable accounting guidance, the Company has made an election to defer accounting for the effects of the Act to 2004. As a result, the impact of the Act is likely to result in a reduction in net postretirement benefit costs for 2004 as compared with 2003.